EXHIBIT 10.8

SUMMARY

2006 DISCRETIONARY SUPPORT SERVICES BONUS PROGRAM

The annual bonuses paid to Lithia’s executives and managers are determined based on certain pre-established performance objectives and specific targets under the 2006 Discretionary Support Services Bonus Program (the “Bonus Plan”), subject to shareholder approval of the Bonus Plan. The Bonus Plan replaces the 2005 Discretionary Executive Bonus Plan. The Board of Directors annually determines the participants, the performance objectives, the specific targets for each of the performance objectives and the percentage of the bonus determined based on that target. The Bonus Plan is not a contract guarantying a bonus. The payment of any bonuses is in the negative discretion of the Board of Directors. Performance achievement of each objective is determined in the sole judgment of the Compensation Committee. In making such judgment, the Compensation Committee disregards the impact (whether positive or negative) resulting from a changes in accounting rules. Further, with respect to managers, the Compensation Committee may disregard the impacts resulting from a material change from the current core business model, a major acquisition or series of acquisitions, or a disposition of a major portion of our business.

To be eligible to participate in the Bonus Plan, the executive or manager must be employed with the Company full time for the entire service year in an eligible position and be employed as of February 28 of the following year.

Under the Bonus Plan, each participant will have a Maximum Bonus Potential based on a percentage of that participant’s annual salary. The participant’s bonus received under the Bonus Plan will be a percentage of the participant’s Maximum Bonus Potential, determined based on the accomplishment of the shared company objectives measured as of December year-end. Approximately 57 employees are eligible to participate under the Bonus Plan at Maximum Bonus Potential percentages ranging from 5% to 150%. The six senior executive officers Maximum Bonus Potential percentage is 150%.

The following are the general performance objectives for the Bonus Plan and the maximum percentage of the participant’s Maximum Bonus Potential that may be achieved under each such performance objective for 2006. For each year, the Board of Directors may change which of these performance objectives will be considered, the specific targets, and the applicable percentages for each of the performance objectives. Such changes must be made before March 31 of each year.

Objectives	Maximum Percentage of Maximum Bonus Potential (2006)
Financial Performance:

1. Pre-Tax Net Profit (per share)	20%

2. Return on Average Equity	8%

3. Pre-Tax Net Margin Retention (Pre-Tax Net Profit/Total Revenue)	8%

4. Overall Company Growth (based on revenue growth and net profit growth)	5%

5. Used Vehicle Department Growth (based on revenue growth and net profit growth)	3%

6. Fixed Departments Growth (based on revenue growth and net profit growth)	3%

Non-Financial Performance:
7. Approved to Purchase Stores (satisfy specific manufacturer criteria to purchase stores)	10%
8. Minimum Sales Requirement (at or above threshold set by specified manufacturers)	5%
9. Sales Satisfaction Scores (% of stores equaling or exceeding manufacturers’ criteria)	3%
10. Service Satisfaction Scores (% of stores equaling or exceeding manufacturers’ criteria)	3%
Project Related Objectives: Implementation of the following programs:
11. Human Resources Development (external and internal recruiting, Multi-store Manager Development Plan, training, core competencies review program)	10%
12. Used Vehicle Inventory Management (hiring and training goals and management system)	5%
13. Office Automation (automation of specific certain systems and related studies)	4%
14. Internet Sales Process (implementation of identified aspects of internet sales plan)	3%
15. Service Department Follow-Up Systems (implementation of system)	2%
16. Departmental Action Plans and Tracking Systems (development of action plans and tracking systems)	2%
17. Car Deal Process Improvement (implementation of specific improvements)	2%
18. New Business Development (achievement of specific new business development objectives)	4%
100%